    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1998



                                                      REGISTRATION NO. 333-67791

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                           FINGERHUT COMPANIES, INC.

             (Exact name of registrant as specified in its charter)

          MINNESOTA                 41-1396490
 (State or other jurisdiction    (I.R.S. Employer
     of incorporation or          Identification
        organization)                 Code)

                                4400 BAKER ROAD
                          MINNETONKA, MINNESOTA 55343
                                 (612) 932-3100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            MICHAEL P. SHERMAN, ESQ.
                           FINGERHUT COMPANIES, INC.
                                4400 BAKER ROAD
                          MINNETONKA, MINNESOTA 55343
                                 (612) 932-3100
                      (Name, address and telephone number,
                   including area code, of agent for service)

                            ------------------------


                                WITH A COPY TO:
                               KRIS SHARPE, ESQ.
                              FAEGRE & BENSON LLP
                              2200 NORWEST CENTER
                            90 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                        [LOGO]

FINGERHUT COMPANIES, INC.
4400 BAKER ROAD
MINNETONKA, MINNESOTA 55343
(612) 932-3100

                                  $400,000,000

                           FINGERHUT COMPANIES, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                              SECURITIES WARRANTS

                               ------------------

 We will provide the specific terms of these securities in supplements to this prospectus.
 You should read this prospectus and the applicable supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  This prospectus is dated November   , 1998.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell either separately or in units:

    - Debt Securities (as defined under "Description of Debt Securities");

    - Preferred Stock (as defined under "Description of Preferred Stock");

    - Common Stock (as defined under "Description of Common Stock"); and

    - Securities Warrants (as defined under "Description of Securities
      Warrants");

in one or more offerings up to a total dollar amount of $400,000,000.

    This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    - Annual Report on Form 10-K for the year ended December 26, 1997 (including information specifically incorporated by reference into our Form 10-K from our 1997 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1998 Annual Meeting of Shareholders);

    - Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998, June 26, 1998 and September 25, 1998 and the Quarterly Report on Form 10-Q/A for the quarter ended September 25, 1998 filed on November 23, 1998;

    - Current Reports on Form 8-K filed on August 19, 1998, September 17, 1998 and October 1, 1998 and Amendments to Current Reports on Form 8-K/A filed on October 5, 1998, November 9, 1998 and November 23, 1998; and

    - the description of our Common Stock contained in the registration statement on Form 8-A (File No. 1-8668) filed pursuant to Section 12 of the Exchange Act and declared effective on April 25, 1990 and any amendment or reports filed to update that description after the date of this prospectus.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                             Secretary
                             Fingerhut Companies, Inc.
                             4400 Baker Road
                             Minnetonka, Minnesota 55343
                             (612) 932-3100

    You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY


    We are a database marketing company that sells a broad range of products and services directly to consumers using catalogs, telemarketing, television, the Internet and other media. Our main subsidiary is Fingerhut Corporation ("Fingerhut"). Fingerhut, a large national catalog marketer, sells general merchandise to moderate-income consumers who have limited credit histories.



    Fingerhut markets its products using its extensive database (the "Fingerhut Database"), proprietary data base segmentation software and sophisticated credit scoring models for determining the creditworthiness of its target customers (the "Credit Models"). The Fingerhut Database contains information on over 30 million people, approximately seven million of whom have purchased products from Fingerhut within the past 24 months, and contains up to 3,500 potential data items in a customer record. The Fingerhut Database is continually updated as new information is obtained.


    Another principal subsidiary, Fingerhut National Bank ("FNB"), offers extended payment terms to all customers of Fingerhut in the form of fixed-term, fixed-payment loans and revolving credit card loans. Fingerhut makes substantially all of its sales on FNB's proprietary credit. Fingerhut and FNB together developed the Fingerhut Database and Credit Models.


    Our other principal subsidiaries include Arizona Mail Order Company, Inc. ("AMO"), Figi's, Inc. ("Figi's") and Popular Club Plan, Inc. ("PCP"). AMO markets and sells non-fashion apparel using catalogs and other direct marketing solicitations. Figi's markets and sells specialty foods and other gifts, primarily through catalogs. PCP markets and sells general merchandise and apparel using agent-based catalogers.


    When we refer to "OUR COMPANY," "WE," "OUR" and "US" in this prospectus under the headings "The Company," "Use of Proceeds" and "Ratios of Earnings to Fixed Charges," we mean Fingerhut Companies, Inc. and its subsidiaries. When these terms are used elsewhere in this prospectus, we mean only Fingerhut Companies, Inc. unless the context indicates otherwise.

                                USE OF PROCEEDS

    Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities offered by us will be added to our general funds and may be used:

    - to meet our working capital requirements;

    - to refinance debt; and

    - for general corporate purposes, including possible future acquisitions.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                           FISCAL YEAR ENDED
                                ------------------------------------------------------------------------
                                DECEMBER 31,   DECEMBER 30,   DECEMBER 29,   DECEMBER 27,   DECEMBER 26,
                                    1993           1994           1995           1996           1997
                                ------------   ------------   ------------   ------------   ------------
Ratio of Earnings to Fixed
  Charges.....................       3.3            2.7            2.6            1.6            2.5

                                   THIRTY-NINE WEEKS ENDED
                                -----------------------------
                                SEPTEMBER 26,   SEPTEMBER 25,
                                   1997(1)         1998(2)
                                -------------   -------------
Ratio of Earnings to Fixed
  Charges.....................       1.1            -- (3)


------------------------------


(1) The ratio of earnings to fixed charges is 2.1 for the fifty-two weeks ended September 26, 1997.



(2) The ratio of earnings to fixed charges is 1.7 for the fifty-two weeks ended September 25, 1998. Excluding the non-recurring charge of $38.1 million taken by us in the third quarter, the pro forma ratio of earnings to fixed charges would have been 2.7.


(3) Earnings were inadequate to cover fixed charges by $32.0 million. Excluding the non-recurring charge of $38.1 million taken by us in the third quarter, the pro forma ratio of earnings to fixed charges would have been 1.3.

For purposes of calculating the ratios, fixed charges consist of:

    - interest on debt;

    - amortization of discount on debt; and

    - the interest portion of rental expense on operating leases.

The ratio of earnings to fixed charges is calculated as follows:

   (income before extraordinary charges and income taxes) + (fixed charges) -
                             (capitalized interest)
--------------------------------------------------------------------------------

                                (fixed charges)

                         DESCRIPTION OF DEBT SECURITIES

    This section describes the general terms and provisions of the senior debt securities (the "SENIOR DEBT SECURITIES") and the subordinated debt securities (the "SUBORDINATED DEBT SECURITIES," and together with the Senior Debt Securities, the "DEBT SECURITIES"). The prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

    The Senior Debt Securities will be issued under an indenture (the "SENIOR INDENTURE") between us and the trustee named in the applicable prospectus supplement (the "SENIOR TRUSTEE") and the Subordinated Debt Securities will be issued under an indenture (the "SUBORDINATED INDENTURE," and together with the Senior Indenture, the "INDENTURES") between us and the trustee named in the applicable prospectus supplement (the "SUBORDINATED TRUSTEE," and together with the Senior Trustee, the "TRUSTEES").

    We have summarized certain terms and provisions of the Indentures in this section. The summary is not complete. We have also filed the form of each of the Indentures as exhibits to the registration statement. You should read the applicable Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indentures so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indentures.

GENERAL

    The Debt Securities will be our direct unsecured obligations. Neither of the Indentures limits the amount of Debt Securities that we may issue. Both Indentures permit us to issue Debt Securities from time to time and Debt Securities issued under an Indenture will be issued as part of a series that has been established by us pursuant to such Indenture. (Section 301)

    The Senior Debt Securities will rank equally with all of our other unsecured Indebtedness (as defined under "--Subordination" below) other than Indebtedness that by its terms is subordinated to the Senior Debt Securities. The Subordinated Debt Securities will rank equally with all of our other Subordinated Debt Securities and will be subordinated to all of our other existing and future Indebtedness. See "--Subordination" below.

    Unless a prospectus supplement relating to Debt Securities states otherwise, neither the Indentures nor the terms of the Debt Securities will contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities.

    A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

    - the title and type of the Debt Securities;

    - any limit on the total principal amount of the Debt Securities;

    - the price at which the Debt Securities will be issued;

    - the Person who will receive interest payments if not the registered Holder (as defined below) on the relevant record date;

    - the date or dates on which the principal of and any premium on the Debt Securities will be payable, and any rights to extend such dates;

    - the maturity date of the Debt Securities;

    - if the Debt Securities will bear interest:

       - the interest rate on the Debt Securities;

       - the date from which interest will accrue;

       - the record and interest payment dates for the Debt Securities; and

       - the first interest payment date;

    - any index or formula for calculating principal of or any premium or interest on the Debt Securities and a description of the applicable calculation method;

    - any optional redemption provisions that would permit us or the Holders of Debt Securities to elect redemption of the Debt Securities before their final maturity;

    - any sinking fund provisions that would obligate us to redeem the Debt Securities prior to their final maturity;

    - whether the Debt Securities will be convertible into shares of Common Stock and/or exchangeable for other securities and the terms and conditions of any such conversion or exchange;

    - any additions or changes to the covenants and definitions in the applicable Indenture;

    - the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

    - any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

    - if the Debt Securities are denominated in a currency or currencies other than U.S. dollars, whether and under what terms the provisions described under the heading "--Defeasance" below apply to such Debt Securities;

    - any changes to or additional Events of Default;

    - whether all or a part of the Debt Securities will be issued as Global Securities and, if so, the Depositary for those Global Securities (a "GLOBAL SECURITY" means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

    - any special tax implications of the Debt Securities; and

    - any other terms of the Debt Securities.

A "HOLDER," with respect to a Registered Security, means the Person in whose name such Registered Security is registered in the Security Register. (Section
101)

PAYMENT; TRANSFER


    We will designate a Place of Payment where you can receive payment of the principal of and any premium and interest on the Debt Securities or transfer the Debt Securities. Even though we will designate a Place of Payment, we may elect to pay any interest on the Debt Securities by mailing a check to the Person listed as the owner of the Debt Securities in the Security Register or by wire transfer to an account designated by that Person in writing not later than 10 days before the date of the interest payment. (Sections 305, 1001, 1002) There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any related tax or other governmental charge. (Section 305)


DENOMINATIONS

    Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

    Debt Securities may be issued under the Indentures as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an "ORIGINAL ISSUE DISCOUNT SECURITY," that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the applicable Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any Original Issue Discount Securities.

RESTRICTIONS ON SECURED DEBT

    The Senior Indenture limits the amount of secured Debt that we and our Restricted Subsidiaries (as defined below) may incur, issue, assume or guarantee. Neither we nor our Restricted Subsidiaries may incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Principal Property owned by us or one of our Restricted Subsidiaries or any shares of stock or Debt of any of our Restricted Subsidiaries unless immediately after such incurrence or creation:

    - the sum of:

       - the aggregate principal amount of all of our outstanding secured Debt and that of our Restricted Subsidiaries (other than certain categories of secured Debt discussed below and after giving effect to the retirement of any Debt which is being retired at the same time as the incurrence of the additional secured Debt), plus

       - the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to Sale and Leaseback Transactions (other than those permitted by the first two bullet points under "--Restrictions on Sale and Leaseback Transactions" below),

    - does not exceed 25% of our Consolidated Net Tangible Assets.

This limitation does not apply if the outstanding Senior Debt Securities are secured equally and ratably with or prior to the new secured Debt. In addition, the Senior Indenture provides that a Sale and Leaseback Transaction will not be deemed to result in the creation of a lien. (Section 1007 of the Senior Indenture)

    A "RESTRICTED SUBSIDIARY" means any of our Subsidiaries which owns or leases a Principal Property. (Section 101 of the Senior Indenture)

    A "SUBSIDIARY" means any Corporation of which we own, directly or through one or more of our other Subsidiaries, more than 50% of the outstanding securities of the Corporation entitled to elect at least a majority of the directors of the Corporation (except for securities entitled to vote for directors only by reason of the occurrence of a contingency). (Section 101)

    "DEBT" means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed. (Section 1007 of the Senior Indenture)

    "PRINCIPAL PROPERTY" means any plant, office facility, warehouse distribution center or equipment located in the United States (but not in its territories or possessions) owned by us or one of our Subsidiaries if it has a gross book value (without deduction of any depreciation reserves) greater than 1.0% of our Consolidated Net Tangible Assets, but does not include any such property which is not of material importance to our business and that of our Subsidiaries (as determined by certain of our officers) (Section 101 of the Senior Indenture)

    "ATTRIBUTABLE DEBT" means, with respect to a Sale and Leaseback Transaction, the present value (discounted at the rate of interest implicit in the terms of the lease in question) of the lessee's obligation for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). "NET RENTAL PAYMENTS" means, for any lease period, (1) the rental and other payments required to be paid in such period by the lessee, minus (2) any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee under the lease, and minus (3) any amounts required to be paid by such lessee under the lease that is contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. (Section 101 of the Senior Indenture)

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (minus applicable reserves and other properly deductible items), minus

    - all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms can be renewed or extended at the option of the borrower beyond 12 months from such date), and

    - goodwill, trade names, patents, unamortized debt discount and expense and other similar intangibles,

all as presented in our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles. (Section 101 of the Senior Indenture)

    "SALE AND LEASEBACK TRANSACTION" means an arrangement with any bank, insurance company or other lender or investor (but not including us or any of our Restricted Subsidiaries) that involves the leasing by us or one of our Restricted Subsidiaries for a period (including renewals) of more than three years of any Principal Property which has been or will be sold or transferred by us or such Restricted Subsidiary to such lender or investor or to any person that has been or will be advanced funds by such lender or investor on the security of such Principal Property. (Section 1008 of the Senior Indenture)

    Debt secured by the following liens will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading "--Restrictions on Secured Debt" above:

    - liens on any Principal Property acquired, constructed or improved by us or one of our Restricted Subsidiaries after the date of the Senior Indenture which are created or assumed at the same time as, or within 120 days before or after the completion of, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for federal income tax purposes) incurred after the date of the Senior Indenture;

    - liens of or upon any property, shares of capital stock or Debt that exist when such property, shares of capital stock or Debt is acquired (whether by merger, consolidation, purchase, lease or otherwise), including liens of or upon property, shares of capital stock or indebtedness of a corporation that exist when such corporation becomes a Restricted Subsidiary;

    - liens in favor of us or any Restricted Subsidiary;

    - liens in favor of the U.S. government or any State or any instrumentality thereof to secure certain payments or obligations or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such liens;

    - liens imposed by law or governmental liens arising out of contracts for the sale of products or services by us or one of our Restricted Subsidiaries, or deposits or pledges to obtain the release of any such liens;

    - (1) pledges or deposits under workmen's compensation laws or similar legislation and liens of judgments under such laws and legislation which cannot at such time be discharged, (2) good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which we or one of our Restricted Subsidiaries is a party, (3) deposits to secure the public or statutory obligations of us or one of our Restricted Subsidiaries, (4) deposits in connection with obtaining or maintaining self-insurance or to obtain the benefit of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, (5) deposits of cash or obligations of the U.S. government to secure surety, appeal or customs bonds to which we or one of our Restricted Subsidiaries is party or (6) deposits in litigation or other proceedings;

    - liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review, or liens incurred by us or a Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which we or such Restricted Subsidiary is a party;

    - liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings;

    - liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords' liens and other similar liens and encumbrances none of which materially interfere with the use of the property covered by the lien in the ordinary course of business and which do not, in our opinion, materially detract from the value of such properties;

    - liens existing on the first date on which Senior Debt Securities are authenticated under the Senior Indenture; and

    - any extension, renewal or replacement of any liens referred to above provided that (1) such extension, renewal or replacement lien is limited to all or part of the same property, shares of stock or Debt that secured the lien extended, renewed or replaced (plus improvements on such property) and (2) the Debt secured by the lien at the time is not increased. (Section 1007 of the Senior Indenture)

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

    The Senior Indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any Sale and Leaseback Transaction, unless either:

    - we or such Restricted Subsidiary could incur Debt secured by a lien on such Principal Property pursuant to any one of the exclusions to the secured Debt covenant set forth above without equally and ratably securing the Senior Debt Securities; or

    - we apply an amount (subject to credits for certain voluntary retirements of Senior Debt Securities and/or certain other Debt as specified in the Senior Indenture) equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction, or (2) the fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction, within 120 days, to the retirement of Debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Debt.

    This restriction will not apply to any Sale and Leaseback Transaction if at the time of such transaction (and after giving effect to such transaction), the total amount of all Attributable Debt relating to Sale and Leaseback Transactions (other than those permitted by the provisions set forth in the prior paragraph), together with the total amount of all outstanding Debt secured by liens (other than Debt which is not considered in determining whether we are in compliance with the secured Debt covenant), does not at such time exceed 25% of our Consolidated Net Tangible Assets. (Section 1008 of the Senior Indenture)

CONSOLIDATION, MERGER OR SALE

    Each of the Indentures generally permits a consolidation or merger between us and another corporation. They also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

    - the resulting or acquiring corporation assumes all of our responsibilities and liabilities under the applicable Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the applicable Indenture;

    - immediately after the transaction, no Event of Default exists; and

    - in the case of the Senior Indenture, if, as a result of such transaction, any of our properties and assets would become subject to a lien or other encumbrance not permitted by the Senior Indenture, we or our successor will secure the Senior Debt Securities equally and ratable with or prior to all indebtedness secured by such lien or encumbrance. (Section 801)

    If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or in its own name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the Indentures and under the Debt Securities. (Section 802)

MODIFICATION AND WAIVER

    Under each of the Indentures, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities under the Indenture affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

    - a change in the stated maturity date of any payment of principal or interest;

    - a reduction in certain payments due on the Debt Securities;

    - a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

    - a limitation of a Holder's right to sue us for the enforcement of certain payments due on the Debt Securities;

    - a reduction in the percentage of Outstanding Debt Securities required to consent to a modification or amendment of the applicable Indenture, or consent to a waiver of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture; and

    - a modification of any of the foregoing requirements or a reduction in the percentage of Outstanding Debt Securities required to waive compliance with certain provisions of the applicable Indenture or to waive certain defaults under the applicable Indenture. (Section 902)

    Under each of the Indentures, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series of Debt Securities may, on behalf of all Holders of that series:

    - waive compliance by us with certain restrictive covenants of the applicable Indenture; and

    - waive any past default under the applicable Indenture, except:

       - a default in the payment of the principal of or any premium or interest on any Debt Securities of that series; or

       - a default under any provision of the applicable Indenture which itself cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security of that series. (Sections 1011, 513 of the Senior Indenture, Sections 1009, 513 of the Subordinated Indenture)

EVENTS OF DEFAULT

    "EVENT OF DEFAULT," when used in the Senior Indenture with respect to any series of Senior Debt Securities, means any of the following:

    - failure to pay interest on any Senior Debt Security of that series for 30 days after the payment is due;

    - failure to pay the principal of or any premium on any Senior Debt Security of that series when due;

    - failure to deposit any sinking fund payment when due on Senior Debt Securities of that series;

    - failure to perform any other covenant in the Senior Indenture that applies to Senior Debt Securities of that series for 60 days after we have received written notice of the failure to perform in the manner specified in the Senior Indenture;

    - default under any indenture or instrument under which we or one of our Restricted Subsidiaries has outstanding or has guaranteed indebtedness for borrowed money of at least $10.0 million (other than the Senior Indenture or any Senior Debt Securities of any other series), and which results in acceleration of such indebtedness, unless such acceleration is rescinded within 10 days after we have received written notice of the default in the manner specified in the Senior Indenture (but if such default is remedied or waived by the holders of such indebtedness before acceleration of the Senior Debt Securities of such series, the Event of Default caused by the events set forth above will also be deemed remedied or waived);

    - certain events in bankruptcy, insolvency or reorganization; or

    - any other Event of Default that may be specified for the Senior Debt Securities of that series when that series is created. (Section 501 of the Senior Indenture)

An Event of Default for a particular series of Senior Debt Securities will not constitute an Event of Default for any other series of Senior Debt Securities issued under the Senior Indenture.

    Unless we state otherwise in the applicable prospectus supplement, "Event of Default" when used with respect to any series of Subordinated Debt Securities, means any of the following:

    - failure to pay interest on any Subordinated Debt Security of that series for 30 days after the payment is due;

    - failure to pay the principal of or any premium on any Subordinated Debt Security of that series when due;

    - failure to convert any Subordinated Debt Security into Common Stock upon the election of the Holder to convert such Subordinated Debt Security if the terms of such Debt Security provide for such conversion; or

    - certain events in bankruptcy, insolvency or reorganization. (Section 501 of the Subordinated Indenture)

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration. (Section 502) The prospectus supplement relating to each series of Debt Securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

    Each of the Indentures requires us to file an Officers' Certificate with the applicable Trustee each year that states that certain defaults do not exist under the terms of the applicable Indenture. (Section 1009 of the Senior Indenture, Section 1007 of the Subordinated Indenture) A Trustee may withhold notice to the Holders of Debt Securities of any default (except defaults in the payment of principal or any premium or interest or any sinking fund installment) if it considers such withholding of notice to be in the best interests of the Holders. (Section 602)

    Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any Holders, unless the Holders offer such Trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

    - conducting any proceeding for any remedy available to the Trustee; or

    - exercising any trust or power conferred upon the Trustee. (Sections 512,
      603)

    The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the applicable Indenture or for any remedy only if:

    - the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

    - the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin such proceeding;

    - the Trustee has not started such proceeding within 60 days after receiving the request; and

    - the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series during those 60 days. (Section
      507)

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment. (Section 508)

DEFEASANCE

    DEFEASANCE AND DISCHARGE. All Debt Securities denominated in U.S. dollars are subject to the defeasance and discharge provisions of the applicable Indenture. If we deposit with the Trustee, in trust, sufficient money or direct obligations of the United States of America (backed by its full faith and credit) to pay the principal, interest, any premium and any other sums due on the Debt Securities of that series (such as sinking fund payments) on the dates such payments are due under the applicable Indenture and the terms of the Debt Securities, we will, subject to certain conditions set forth in the applicable Indenture, be discharged from our obligations on such Debt Securities on the 91st day after we make such deposit. (Section 403)

    If we deposit funds in trust and discharge our obligations under a series of Debt Securities as described above, then:

    - the applicable Indenture will no longer apply to the Debt Securities of that series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of Debt Securities, to replace lost, stolen or mutilated Debt Securities and to maintain paying agencies and the trust funds); and

    - Holders of Debt Securities of that series can only look to the trust fund for payment of principal, any premium and interest on the Debt Securities of that series. (Section 403)

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. Unless we otherwise provide in the applicable prospectus supplement, all Debt Securities denominated in U.S. dollars are also subject to the covenant defeasance provisions of the applicable Indenture. If we make the deposit described in this section under the heading "--Defeasance and Discharge" above, subject to certain other conditions set forth in the applicable Indenture, we will not have to comply with the following restrictive covenants contained in the applicable
Indenture:

    - Consolidation, Merger or Sale (Section 801);

    - Maintenance of Properties (Section 1005);

    - Payment of Taxes and Other Claims (Section 1006);

    - Restrictions on Secured Debt (Section 1007 of the Senior Indenture);

    - Restrictions on Sale and Leaseback Transactions (Section 1008 of the Senior Indenture); and

    - any other covenant we designate when we establish the series of Debt Securities;

and such failure to comply will not cause an Event of Default under the applicable Indenture. If we defease, our obligations under the applicable Indenture and such Debt Securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1010 of the Senior Indenture, Section 1008 of the Subordinated Indenture)

    If we exercise our option not to comply with the certain covenants listed above and the Debt Securities of such series become immediately due and payable because an Event of Default has occurred (other than as a result of an Event of Default specifically referred to above), the amount of money and/or U.S. government obligations on deposit with the applicable Trustee will be sufficient to pay the principal, interest, any premium and any other sums due on the Debt Securities of such series (such as sinking fund payments) on the date such payments are due under the applicable Indenture and the terms of such Debt Securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1010)

    DEBT SECURITIES DENOMINATED IN FOREIGN CURRENCIES. If Debt Securities of a series are denominated in a currency or currencies other than the U.S. dollar, we will indicate in the applicable prospectus supplement whether, and under what terms and conditions, the defeasance provisions described above will apply to such Debt Securities.

SUBORDINATION


    The Subordinated Debt Securities will be subordinate to all of our existing and future Indebtedness (as defined below). If we default in the payment of any principal, premium or interest on any Senior Indebtedness (as defined below) when such payment becomes due and payable (whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise), then, until such default is cured, waived or ceases to exist, we will not make or agree to make any direct or indirect payment (in cash, property, securities, by set-off or otherwise):

    - for principal or any premium or interest on the Subordinated Debt Securities; or

    - in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Subordinated Debt Securities. (Section 1301 of the Subordinated Indenture)


As of September 25, 1998, we had approximately $292.0 million of Senior Indebtedness outstanding.


    "SENIOR INDEBTEDNESS" means Indebtedness to which the Subordinated Debt Securities are subordinated.

    "INDEBTEDNESS" means, with respect to us:

    - the principal, any premium and interest in respect of:

       - our indebtedness for money borrowed; and

       - indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

    - all of our capital lease obligations;

    - all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    - all of our obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

    - all obligations of the type referred to above of other Persons for which we are responsible or liable for the payment of as obligor, guarantor or otherwise; and


    - all obligations of the type referred to above of other Persons secured by any lien on any of our property or assets (whether or not such obligation is assumed by us). (Section 101 of the Subordinated Indenture)


    If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Indebtedness (including any interest accrued after such events occur) in full before we make any payment or distribution (whether in cash, securities or other property) on account of the principal of or interest on the Subordinated Debt Securities. In such an event, we will pay or deliver directly to the holders of Senior Indebtedness any payment or distribution otherwise payable or deliverable to holders of the Subordinated Debt Securities. We will make such payments to the holders of Senior Indebtedness according to priorities existing among such holders until we have paid all Senior Indebtedness (including accrued interest) in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Subordinated Debt Securities so long as (1) the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment, and (2) payment on those securities is subordinate to outstanding Senior Indebtedness and any securities issued with respect to Senior Indebtedness under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of such Subordinated Debt Securities.

    If such events in bankruptcy, insolvency or reorganization occur after we have paid in full all amounts owed on Senior Indebtedness:

    - the Holders of Subordinated Debt Securities,

    - together with the holders of any of our other obligations ranking equal with such Subordinated Debt Securities, will be entitled to receive from our remaining assets any principal, premium or interest due at that time on such Subordinated Debt Securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to such Subordinated Debt Securities and such other obligations.

    If we violate the Subordinated Indenture by making a payment or distribution to Holders of the Subordinated Debt Securities before we have paid all the Senior Indebtedness in full, then such Holders will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Indebtedness outstanding at the time. The payment or transfer to the holders of the Senior Indebtedness will be made according to the priorities existing among such holders. Notwithstanding the subordination provisions discussed in this paragraph, Holders of Subordinated Debt Securities will not be required to pay, or transfer payments or distributions to, holders of Senior Indebtedness so long as (1) the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment, and
(2) payment on those securities is subordinate to outstanding Senior Indebtedness and any securities issued with respect to Senior Indebtedness under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of such Subordinated Debt Securities.

    Because of the subordination, if we become insolvent, holders of Senior Indebtedness may receive more, ratably, and Holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. Such subordination will not prevent an Event of Default from occurring in connection with the Subordinated Debt Securities.

    We may modify or amend the Subordinated Indenture as provided under "--Modification and Waiver" above. However, such modification or amendment may not, without the consent of the holders of all Senior Indebtedness outstanding, modify any of the provisions of such Indenture relating to the subordination of the Subordinated Debt Securities in a manner that would adversely affect such holders. (Section 902 of the Subordinated Indenture)

CONVERSION AND EXCHANGE

    If any offered Debt Securities are convertible into Preferred Stock, Depositary Shares or Common Stock at the option of the Holders or exchangeable for Preferred Stock, Depositary Shares or Common Stock at our option, the prospectus supplement relating to such Debt Securities will include the terms and conditions governing such conversions and exchanges.

                         DESCRIPTION OF PREFERRED STOCK

    This section describes the general terms and provisions of our preferred stock (the "PREFERRED STOCK") that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the Preferred Stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of Preferred Stock.

    We have summarized certain terms and provisions of the Preferred Stock in this section. The summary is not complete. We have also filed our Amended and Restated Articles of Incorporation and the form of Certificate of Designation, Preferences and Rights of Preferred Stock as exhibits to the registration statement. You should read our Amended and Restated Articles of Incorporation and the Certificate of Designation, Preferences and Rights ("CERTIFICATE OF DESIGNATION") relating to the applicable series of the Preferred Stock for additional information before you buy any Preferred Stock.

GENERAL

    Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors has the authority, without further shareholder action, to issue a maximum of 5,000,000 shares of Preferred

Stock, including shares issued or reserved for issuance. As of the date of this prospectus, we had no shares of Preferred Stock outstanding. The Board of Directors has the authority to determine or fix the following terms with respect to shares of any series of Preferred Stock:

    - the number of shares and designation or title of the shares;

    - dividend rights;

    - whether and upon what terms the shares will be redeemable;

    - the rights of the holders upon our dissolution or upon the distribution of our assets;

    - whether and upon what terms the shares will have a purchase, retirement or sinking fund;

    - whether and upon what terms the shares will be convertible;

    - the voting rights, if any, which will apply; and

    - any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of Preferred Stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of Preferred Stock. Such shares will not be part of any particular series of Preferred Stock and may be reissued by us.

    As described under "Description of Depositary Shares" below, we may elect to offer Depositary Shares represented by Depositary Receipts. If we so elect, each Depositary Share will represent a fractional interest (to be specified in the applicable prospectus supplement) in a share of Preferred Stock. If we issue Depositary Shares representing interests in shares of Preferred Stock, those shares of Preferred Stock will be deposited with a Depositary.

    The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the Preferred Stock it offers for specific terms, including:

    - the title and liquidation preference of the Preferred Stock and the number of shares offered;

    - the initial public offering price at which we will issue the Preferred Stock;

    - the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

    - any redemption or sinking fund provisions;

    - any conversion provisions;

    - whether we have elected to offer Depositary Shares as described under "Description of Depositary Shares" below; and

    - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    When we issue shares of Preferred Stock, they will be fully paid and nonassessable (I.E., you will have paid the full purchase price for your shares of Preferred Stock and you will not be assessed any additional amounts for such shares). Unless the applicable prospectus supplement specifies otherwise:

    - each series of Preferred Stock will rank equally in all respects with the outstanding shares of each other series of Preferred Stock; and

    - the Preferred Stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future (I.E., the holders of shares of Preferred Stock will have no right, as holders of shares of Preferred Stock, to buy any portion of those issued securities).

    The transfer agent and registrar for the Preferred Stock and any Depositary Shares will be specified in the applicable prospectus supplement.

DIVIDENDS

    Subject to the preferential rights as to dividends of holders of any other of our capital stock ranking prior to any series of the Preferred Stock, the holders of each series of the Preferred Stock will be entitled to receive cash dividends, if declared by our Board of Directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or its duly authorized committee.

    The applicable prospectus supplement will also state whether the dividends on any series of the Preferred Stock are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of Preferred Stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board declares a dividend on that series payable in the future.

    Our Board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the Preferred Stock unless full dividends on the Preferred Stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on any of our capital stock ranking equal with the Preferred Stock as to dividends, then:

    - we will declare any dividends pro rata among the Preferred Stock of each series offered under this prospectus and any other series of Preferred Stock ranking equal to the Preferred Stock of each series offered under this prospectus as to dividends (I.E., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock bear to each other);

    - other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock offered under this prospectus as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the Preferred Stock as to dividends and upon liquidation); and

    - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Stock as to dividends and upon liquidation).

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of Preferred Stock which may be past due.

REDEMPTION

    We may redeem all or a part of a series of the Preferred Stock and such series may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed Preferred Stock will become authorized but unissued shares of Preferred Stock that we may issue in the future.

    If a series of the Preferred Stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of Preferred Stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If (1) we are only permitted to pay the redemption price for a series of Preferred Stock from the proceeds of a capital stock issuance and (2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the Preferred Stock will automatically and mandatorily be converted into such capital stock.

    If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

    Even though the terms of a series of Preferred Stock may permit redemption of all or a part of the Preferred Stock, if any dividends, including accumulated dividends, on that series are past due:

    - we will not redeem any shares of Preferred Stock of that series unless we simultaneously redeem all outstanding shares of Preferred Stock of that series; and

    - we will not purchase or otherwise acquire any shares of Preferred Stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring Preferred Stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

    Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption (unless we issue Depositary Shares representing interests in Preferred Stock, in which case we will send a notice to the Depositary between 40 to 70 days prior to the date fixed for redemption). We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

    - the redemption date;

    - the number of shares and the series of the Preferred Stock to be redeemed;

    - the redemption price;

    - the place or places where holders can surrender the certificates for the Preferred Stock for payment of the redemption price;

    - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    - the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the Preferred Stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

    If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

    - the dividends on the shares of Preferred Stock called for redemption will no longer accrue;

    - such shares will no longer be considered outstanding; and

    - the holders will no longer have any rights as shareholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

    If a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

CONVERSION

    The applicable prospectus supplement relating to a series of convertible Preferred Stock will describe the terms on which shares of that series are convertible into shares of Common Stock or a different series of Preferred Stock.

RIGHTS UPON LIQUIDATION

    Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the Preferred Stock will be entitled to receive:

    - liquidation distributions in the amount stated in the applicable prospectus supplement; and

    - all accrued and unpaid dividends (whether or not earned or declared).

We will pay these amounts to the holders of shares of each series of the Preferred Stock, and all amounts owing on any Preferred Stock ranking equally with such series of Preferred Stock as to distributions upon liquidation, out of our assets available for distribution to shareholders before any distribution is made to holders of any securities ranking junior to the series of Preferred Stock upon liquidation.

    The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

    If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) we do not have enough assets available for distribution to the holders of the Preferred Stock of any series and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business (I.E., the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other).

    After we pay the full amount of the liquidation distribution to which the holders of a series of the Preferred Stock are entitled, such holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

    Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. If the holders of a series of Preferred Stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of Preferred Stock will have one vote.

    As more fully described under "Description of Depositary Shares" below, if we issue Depositary Shares representing fractional interests in a share of Preferred Stock, the holders of each Depositary Share will have a fraction of a vote.

    For any series of Preferred Stock having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will solely depend on the total number of shares in such series (not the aggregate liquidation preference or initial offering price).

    Unless we receive the consent of the holders of an outstanding series of Preferred Stock and the outstanding shares of all other series of Preferred Stock which (1) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (2) have voting rights that are exercisable and that are similar to those of such series, we will not:

    - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

    - amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Amended and Restated Articles of Incorporation or of the resolutions contained in a Certificate of Designation creating such series of the Preferred Stock in a way that materially and adversely affect any right, preference, privilege or voting power of such outstanding Preferred Stock.

This consent must be given by the holders of at least two-thirds of all such outstanding Preferred Stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent for the actions listed in the second bullet point above if we only (1) increase the amount of the authorized Preferred Stock, (2) create and issue another series of Preferred Stock, or (3) increase the amount of authorized shares of any series of Preferred Stock, if such Preferred Stock in each case ranks equal with or junior to the shares of Preferred Stock offered under this prospectus with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

                        DESCRIPTION OF DEPOSITARY SHARES

    This section describes the general terms and provisions of the Depositary Shares (as defined below). The prospectus supplement will describe the specific terms of the Depositary Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Depositary Shares.

    We have summarized certain terms and provisions of the Deposit Agreement, the Depositary Shares and the Depositary Receipts in this section. The summary is not complete. We have also filed the form of Deposit Agreement, including the form of Depositary Receipt, as an exhibit to the registration statement. You should read the forms of Deposit Agreement and Depositary Receipt relating to a series of Preferred Stock for additional information before you buy any Depositary Shares that represent Preferred Stock of such series.

GENERAL

    We may offer fractional interests in Preferred Stock, rather than full shares of Preferred Stock. If we do, we will provide for the issuance by a Depositary (as defined below) to the public of receipts for depositary shares ("DEPOSITARY SHARES"), each of which will represent a fractional interest in a share of a particular series of Preferred Stock.

    The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "DEPOSIT AGREEMENT") between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million (the "DEPOSITARY"). We will name the Depositary in the applicable prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will have a fractional interest in all the rights and preferences of the Preferred Stock underlying such Depositary Share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

    The Depositary Shares will be evidenced by depositary receipts issued under the Deposit Agreement (the "DEPOSITARY RECEIPTS"). If you purchase fractional interests in shares of the related series of Preferred Stock, you will receive Depositary Receipts as described in the applicable prospectus supplement. While the final Depositary Receipts are being prepared, we may order the Depositary to issue temporary Depositary Receipts substantially identical to the final Depositary Receipts although not in final form. The holders of the temporary Depositary Receipts will be entitled to the same rights as if they held the Depositary Receipts in final form. Holders of the temporary Depositary Receipts can exchange them for the final Depositary Receipts at our expense.

    If you surrender Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), you are entitled to receive at such office the number of shares of Preferred Stock and any money or other property represented by such Depositary Shares. We will not issue partial shares of Preferred Stock. If you deliver Depositary Receipts evidencing a number of Depositary Shares that represent more than a whole number of shares of Preferred Stock, the Depositary will issue you a new Depositary Receipt evidencing such excess number of Depositary Shares at the same time that the Preferred Stock is withdrawn. Holders of shares of Preferred Stock received in exchange for Depositary Shares will no longer be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares in exchange for such Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Stock to the record holders of Depositary Shares representing the Preferred Stock in proportion to the numbers of Depositary Shares owned by the holders on the relevant record date. The Depositary will not distribute amounts less than one cent. The Depositary will distribute these balances with the next sum received for distribution to record holders of Depositary Shares.

    If there is a distribution other than in cash, the Depositary will distribute property to the holders of Depositary Shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of Depositary Shares.

    The Deposit Agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the Preferred Stock will be made available to the holders of Depositary Shares.

CONVERSION AND EXCHANGE

    If any series of Preferred Stock underlying the Depositary Shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of Depositary Receipts to convert or exchange the Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If the series of the Preferred Stock underlying the Depositary Shares is subject to redemption, all or a part of the Depositary Shares will be redeemed from the redemption proceeds of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be redeemed at their addresses appearing in the Depositary's records. The redemption price per Depositary Share will bear the same relationship to the redemption price per share of Preferred Stock that the Depositary Share bears to the underlying Preferred Stock. Whenever we redeem Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the Preferred Stock redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the Depositary Shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the Depositary Shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their Depositary Receipts to the Depositary.

VOTING THE PREFERRED STOCK

    When the Depositary receives notice of any meeting at which the holders of the Preferred Stock may vote, the Depositary will mail information contained in the notice (and any accompanying proxy materials) to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to how the Preferred Stock underlying the holder's Depositary Shares should be voted.

    The Depositary will try, if practical, to vote the number of shares of Preferred Stock underlying the Depositary Shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the Preferred Stock in that manner. The Depositary will not vote any Preferred Stock for which it does not receive specific instructions from the holders of the Depositary Shares relating to such Preferred Stock.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by the Depositary Shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the Preferred Stock. In addition:

    - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement;

    - the tax basis of the Preferred Stock to an exchanging owner of Depositary Shares will, upon the exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged for such Preferred Stock; and

    - the holding period for the Preferred Stock, in the hands of an exchanging owner of Depositary Shares who held the Depositary Shares as a capital asset at the time of the exchange, will include the period that the owner held such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by us or the Depositary only if:

    - all outstanding Depositary Shares relating to the Deposit Agreement have been redeemed; or

    - there has been a final distribution on the Preferred Stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary for the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the Deposit Agreement.

MISCELLANEOUS

    We will forward to the Depositary, for distribution to the holders of Depositary Shares, all reports and communications that we must furnish to the holders of the Preferred Stock.

    Neither the Depositary nor we will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the Depositary's obligations under the Deposit Agreement will be limited to performance in good faith of duties set forth in the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished to us and/or the Depositary. We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

                          DESCRIPTION OF COMMON STOCK

    A description of our common stock (the "COMMON STOCK") is included in the registration statement on Form 8-A (File No. 1-8668) filed pursuant to Section 12 of the Exchange Act and declared effective on April 25, 1990, which is incorporated by reference in this prospectus. You may request a copy of this registration statement in the manner described under "Where You Can Find More Information."

                       DESCRIPTION OF SECURITIES WARRANTS

    This section describes the general terms and provisions of the Securities Warrants (as defined below). The prospectus supplement will describe the specific terms of the Securities Warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Securities Warrants.

    We may issue warrants for the purchase of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the "SECURITIES WARRANTS"). Securities Warrants may be issued alone or together with Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or Common Stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "SECURITIES WARRANT AGREEMENT") between us and a bank or trust company, as warrant agent (the "SECURITIES WARRANT AGENT"), which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

    We have summarized certain terms and provisions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants ("SECURITIES WARRANT CERTIFICATES") as exhibits to the registration statement. You should read the applicable forms of Securities Warrant Agreement and Securities Warrant Certificate for additional information before you buy any Securities Warrants.

GENERAL

    If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of Debt Securities or Subordinated Debt Securities are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following if applicable:

    - the offering price;

    - the currencies in which such Securities Warrants are being offered;

    - the designation, aggregate principal amount, currencies, denominations and terms of the series of the Senior Debt Securities or Subordinated Debt Securities that can be purchased if a holder exercises such Securities Warrants;

    - the designation and terms of any series of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Depositary Shares with which such Securities Warrants are being offered and the number of Securities Warrants offered with each Senior Debt Security, Subordinated Debt Security, share of Preferred Stock, Depositary Share or share of Common Stock;

    - the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Depositary Shares;

    - the principal amount of the series of Senior Debt Securities or Subordinated Debt Securities that can be purchased if a holder exercises such Securities Warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

    - the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

    - United States federal income tax consequences; and

    - any other terms of such Securities Warrants.

Securities Warrants for the purchase of Senior Debt Securities and Subordinated Debt Securities will be in registered form only.

    If Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following where applicable:

    - the offering price;

    - the total number of shares that can be purchased if a holder of such Securities Warrants exercises them and, in the case of Securities Warrants for Preferred Stock or Depositary Shares, the designation, total number and terms of the series of Preferred Stock that can be purchased upon exercise or that are underlying the Depositary Shares that can be purchased upon exercise;

    - the designation and terms of the series of Debt Securities, Subordinated Debt Securities, Preferred Stock or Depositary Shares with which such Securities Warrants are being offered and the number of Securities Warrants being offered with each Senior Debt Security, Subordinated Debt Security, share of Preferred Stock, Depositary Share or share of Common Stock;

    - the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Depositary Shares;

    - the number of shares of Preferred Stock, Depositary Shares or shares of Common Stock that can be purchased if a holder exercises such Securities Warrant and the price at which such Preferred Stock, Depositary Shares or Common Stock may be purchased upon each exercise;

    - the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

    - United States federal income tax consequences; and

    - any other terms of such Securities Warrants.

Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock will be in registered form only.

    A holder of Securities Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase Senior Debt Securities or Subordinated Debt Securities are exercised, the holder of such Securities Warrants will not have any of the rights of Holders of the Senior Debt Securities or Subordinated Debt Securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying Senior Debt Securities or Subordinated Debt Securities or to enforce covenants in the applicable Indenture. Until any Securities Warrants to purchase Preferred Stock, Depositary Shares or Common Stock are exercised, holders of such Securities Warrants will not have any rights of holders of the underlying Preferred Stock, Depositary Shares or Common Stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

    Each holder of a Securities Warrant is entitled to purchase the principal amount of Senior Debt Securities or Subordinated Debt Securities or the number of shares of Preferred Stock, Depositary Shares or shares of Common Stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised Securities Warrants will become void.

    A holder of Securities Warrants may exercise them by following the general procedure outlined below:

    - delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

    - properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

    - delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

    If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or Common Stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, the Securities Warrant Agent will issue to you a new Securities Warrant Certificate for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

COMMON STOCK WARRANT ADJUSTMENTS

    Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of Common Stock covered by, a warrant for Common Stock ("COMMON STOCK WARRANTS") will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

    - if we issue capital stock as a dividend or distribution on the Common
      Stock;

    - if we subdivide, reclassify or combine the Common Stock;

    - if we issue rights or warrants to all holders of Common Stock entitling them (for a period expiring 45 days after the date fixed for determining the shareholders entitled to receive such rights or warrants) to purchase Common Stock at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); or

    - if we distribute to all holders of Common Stock evidences of our indebtedness or our assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

    Except as stated above, the exercise price and number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted if we issue Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase Common Stock or securities convertible into or exchangeable for Common Stock.

    Holders of Common Stock Warrants may have additional rights under the following circumstances:

    - a reclassification or change of the Common Stock;

    - a consolidation or merger involving our company; or

    - a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our Common Stock are entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

    We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers, directly to one or more purchasers, or through any combination of these methods of sale.

    Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

    The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

    - commercial and savings banks;

    - insurance companies;

    - pension funds;

    - investment companies; and

    - educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

    When we issue the securities offered by this prospectus (except for shares of Common Stock), they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

    Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

    Michael P. Sherman, Esq., who is our General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Mr. Sherman owns, or has the right to acquire, a number of shares of our Common Stock which represents less than 0.2% of the total outstanding Common Stock. Any underwriters will be represented by their own legal counsel.

                                    EXPERTS

    The consolidated financial statements of Fingerhut Companies, Inc. as of December 26, 1997 and December 27, 1996, and for each of the years in the three-year period ended December 26, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of Fingerhut Companies, Inc. issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered:

Registration Fee..................................................  $ 111,200
Legal Fees and Expenses*..........................................    100,000
Trustee Fees and Expenses*........................................     25,000
Accounting Fees and Expenses*.....................................     55,000
Blue Sky and Legal Investment Fees and Expenses*..................     25,000
Printing and Engraving Fees*......................................     80,000
Rating Agency Fees*...............................................    200,000
Listing Fees*.....................................................     50,000
Miscellaneous*....................................................     28,800
                                                                    ---------
Total*............................................................  $ 675,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are: (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

    The Corporation Act also permits a corporation to purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity whether or not the corporation would have been required to indemnify the person against the liability.

    The Bylaws of the Registrant provide for indemnification of its officers and directors to the fullest extent permitted under the Corporation Act.

    The Registrant currently maintains a policy insuring, subject to certain exceptions, its directors and officers and the directors and officers of its subsidiaries against liabilities which may be incurred by such persons acting in such capacities.

    Pursuant to the terms of the form of underwriting agreement and the form of distribution agreement filed as Exhibits 1.1 and 1.2 to this Registration Statement, the directors and officers of the Registrant will be indemnified against certain civil liabilities that they may incur under the Securities Act of 1933 (the "Securities Act") in connection with this Registration Statement and the related Prospectus and applicable Prospectus Supplement.

ITEM 16. EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:


    1.1      Form of Underwriting Agreement for Debt
               Securities, Preferred Stock, Common
               Stock, Depositary Shares and
               Securities Warrants.

    1.2      Form of Distribution Agreement.

    3.1      Amended and Restated Articles of
               Incorporation of the Registrant.(1)

    3.2      Bylaws of the Registrant.(2)

    4.1      Form of Senior Indenture.

    4.2      Form of Subordinated Indenture.

    4.3      Form of Senior Debt Security.

    4.4      Form of Subordinated Debt Security.

    4.5      Form of Certificate of Designation,
               Preferences and Rights of Preferred
               Stock.

    4.6      Form of Preferred Stock Certificate.

    4.7      Form of Convertible Preferred Stock
               Certificate.

    4.8      Form of Deposit Agreement, including
               form of Depositary Receipt.

    4.9      Form of Debt Warrant Agreement,
               including form of Debt Warrant
               Certificate.

    4.10     Form of Preferred Stock Warrant
               Agreement, including form of Preferred
               Stock Warrant Certificate.

    4.11     Form of Common Stock Warrant Agreement,
               including form of Common Stock Warrant
               Certificate.

    4.12     Forms of Registered Medium-Term Notes.

    4.13     Form of Common Stock Certificate.(3)

   *5.1      Opinion of General Counsel of the
               Registrant

  *12.1      Computations of ratio of earnings to
               fixed charges.

   23.1      Consent of General Counsel of the
               Registrant (included as part of
               Exhibit 5.1).

   23.2      Consent of KPMG Peat Marwick LLP.

  *24.1      Powers of Attorney.


------------------------


 *  Previously filed.


(1) Incorporated by reference to Exhibit 3.a to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 1-8668).

(2) Incorporated by reference to Exhibit 3.b to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 1-8668).

(3) Incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form 8-A (File No. 1-8668) filed on April 13, 1990.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (e) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on the 3rd day of December, 1998.


                                FINGERHUT COMPANIES, INC.

                                By         /s/ THEODORE DEIKEL
                                       ---------------------------
                                             Theodore Deikel
                                        Chairman of the Board and
                                         Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



  By               /s/ THEODORE DEIKEL               Dated: December 3, 1998
       -------------------------------------------
                     Theodore Deikel
                Chairman of the Board and
                 Chief Executive Officer
              (Principal Executive Officer)

  By               /s/ GERALD T. KNIGHT              Dated: December 3, 1998
       -------------------------------------------
                     Gerald T. Knight
               Executive Vice President and
                 Chief Financial Officer
              (Principal Financial Officer)

  By                /s/ THOMAS C. VOGT               Dated: December 3, 1998
       -------------------------------------------
                      Thomas C. Vogt
                   Corporate Controller
              (Principal Accounting Officer)

  By                        *
       -------------------------------------------
                   Wendell R. Anderson
                         Director

  By
       -------------------------------------------
                      Edwin C. Gage
                         Director

  By                        *
       -------------------------------------------
                    Stanley S. Hubbard
                         Director

  By
       -------------------------------------------
                     Robert H. Lessin
                         Director

  By                        *
       -------------------------------------------
                     Kenneth A. Macke
                         Director

  By                        *
       -------------------------------------------
                     John M. Morrison
                         Director

  By                        *
       -------------------------------------------
                    Christina L. Shea
                         Director

             *By       /s/ MICHAEL P. SHERMAN        Dated: December 3, 1998
          --------------------------------------
                    Michael P. Sherman
                   AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER              DESCRIPTION OF EXHIBIT                   FORM OF FILING
----------   ----------------------------------------  ------------------------------
    1.1      Form of Underwriting Agreement for Debt
               Securities, Preferred Stock, Common
               Stock, Depositary Shares and
               Securities Warrants...................  Electronic Transmission

    1.2      Form of Distribution Agreement..........  Electronic Transmission

    3.1      Amended and Restated Articles of
               Incorporation of the Registrant.......  Incorporated by Reference

    3.2      Bylaws of the Registrant................  Incorporated by Reference

    4.1      Form of Senior Indenture................  Electronic Transmission

    4.2      Form of Subordinated Indenture..........  Electronic Transmission

    4.3      Form of Senior Debt Security............  Electronic Transmission

    4.4      Form of Subordinated Debt Security......  Electronic Transmission

    4.5      Form of Certificate of Designation,
               Preferences and Rights of Preferred
               Stock.................................  Electronic Transmission

    4.6      Form of Preferred Stock Certificate.....  Electronic Transmission

    4.7      Form of Convertible Preferred Stock
               Certificate...........................  Electronic Transmission

    4.8      Form of Deposit Agreement, including
               form of Depositary Receipt............  Electronic Transmission

    4.9      Form of Debt Warrant Agreement,
               including form of Debt Warrant
               Certificate...........................  Electronic Transmission

    4.10     Form of Preferred Stock Warrant
               Agreement, including form of Preferred
               Stock Warrant Certificate.............  Electronic Transmission

    4.11     Form of Common Stock Warrant Agreement,
               including form of Common Stock Warrant
               Certificate...........................  Electronic Transmission

    4.12     Forms of Registered Medium-Term Notes...  Electronic Transmission

    4.13     Form of Common Stock Certificate........  Incorporated by Reference

   *5.1      Opinion of General Counsel of the
               Registrant............................

  *12.1      Computations of ratio of earnings to
               fixed charges.........................

   23.1      Consent of General Counsel of the
               Registrant (included as part of
               Exhibit 5.1)..........................

   23.2      Consent of KPMG Peat Marwick LLP........  Electronic Transmission

  *24.1      Powers of Attorney......................


------------------------


 *  Previously filed.